Exhibit 99.1

N E W S R E L E A S E

VIAVI RESPONDS TO SANDELL’S OPEN LETTER TO CEO

Milpitas, Calif., August 22, 2016 – (NASDAQ: VIAV) Viavi Solutions Inc. (“Viavi”), responds to open letter from Sandell Asset Management.

Mr. Thomas Sandell

Chief Executive Officer

Sandell Castlerigg Investments

540 Madison Ave., 36th Floor

New York, NY 10022

Dear Tom,

I received your public letter dated August 16. We have had a number of communications with you and members of your firm since I joined. Viavi and I always appreciate our individual shareholders’ points of view. While we may disagree with your tactics and approach, we are aligned on a number of opportunities to further improve shareholder value. In fact, many of your recommendations are already in process and in-line with the themes we have been communicating to our investors and analysts through investor meetings and earnings calls. In this letter, I would like to take an opportunity to reiterate to you and the public our perspective.

To start with, I would like to highlight the accomplishments of this Board of Directors and management team during the past 12 months:

1. Successfully spun-off Lumentum to shareholders. Contrary to the advocated sale of CCOP to private equity (“PE”) investors, the spin-off of the CCOP business segment to form Lumentum has created substantially more shareholder value.

2. Successfully reconstituted the remaining business of JDSU as Viavi Solutions, expanded board of directors to include two additional directors with deep financial and capital markets expertise, and recruited a new CEO and CFO. In the past 12 months, we have significantly improved Viavi’s performance:

•	Grew Revenue by about 4%

•	Grew non-GAAP Operating profit by 70%

•	Expanded non-GAAP operating margins by 500 basis points

•	Grew non-GAAP EPS by 100%; and

•	Significantly outperformed the S&P 500 and NASDAQ Telecom Index (IXTC) during the past 12 months with Viavi up 40%, S&P 500 up 8% and IXTC up 7%.

These improvements have all been achieved through methodical and focused operational execution.

(a reconciliation of non-GAAP measures to the corresponding GAAP measure is available at the end of this letter)

3. Launched optimization of our capital structure through three important initiatives:

•	Successfully monetizing our Lumentum stake: To date we have sold 6.7 million shares of Lumentum for net proceeds of $166 million; the remaining 5 million shares are valued at approximately $170 million.

•	Returning capital to our shareholders: We authorized the repurchase of an additional $100 million in shares on top of the $40 million accelerated share repurchase per our settlement agreement with you in 2015. Contrary to your assertion, our commitment to repurchase $100 million of shares is not cosmetic.

•	Retiring and/or restructuring of $650 million outstanding convertible debt. We note that the true carrying value of our debt is $650 million, not $588 million as you suggest in your letter.

As we have mentioned in our earnings calls and numerous shareholder communications, we are in the process of a comprehensive strategy review of our current business. The objective is to position Viavi for continued profitable growth. As we look ahead to Fiscal 2017 and beyond, we plan to continue to reduce our business complexity, improve quality of our revenues, reduce costs and continue to grow our operating profit. Specifically, we have publicly identified the SE segment of our business as an area of intense management focus and are working in a methodical and responsible way to improve its financial performance, while preserving the value of the assets.

Further, while we do not as a matter of policy comment on M&A activities or rumors, in fact any public reference to the sale of any business unit may detrimentally impact its performance and actually destroy shareholder value. I can assure you that our Board is focused on maximizing shareholder value and is acutely aware of their fiduciary duties.

As you can see, our previously communicated strategy substantially overlaps with many of the concerns you raised in your letter. We will continue to focus on sharpening the Company’s competitive position and building shareholder value. Finally, I would reiterate that we welcome constructive input from all of our shareholders and consequently look forward to continuing our ongoing discussions with you.

We will be holding an analyst day on September 15 where we will provide further detail on our strategy, financial guidance and capital allocation model, including debt restructuring and stock repurchases.

Best regards,

Oleg Khaykin

Chief Executive Officer

About Viavi Solutions

Viavi (NASDAQ: VIAV) software and hardware platforms and instruments deliver end-to-end visibility across physical, virtual and hybrid networks. Precise intelligence and actionable insight from across the network ecosystem optimizes the service experience for increased customer loyalty, greater profitability and quicker transitions to next-generation technologies. Viavi is also a leader in anti-counterfeiting solutions for currency authentication and high-value optical components and instruments for diverse government and commercial applications. Learn more at www.viavisolutions.com and follow us on Viavi Perspectives, LinkedIn, Twitter, YouTube and Facebook

VIAVI SOLUTIONS INC.

REPORTABLE SEGMENT INFORMATION

(in millions, unaudited)

PRELIMINARY

	Year Ended July 2, 2016
	Network and Service Enablement		Network and Service Enablement	Optical Security and Performance Products	Total Segment Measures	Reconciling Items	Consolidated GAAP Measures
	Network Enablement	Service Enablement
Net revenue	$504.6	$153.6	$658.2	$248.1	$906.3	$—	$906.3

Gross profit	329.7	99.4	429.1	143.1	572.2	(22.5)	549.7
Gross margin	65.3%	64.7%	65.2%	57.7%	63.1%		60.7%

Operating income (loss)			12.7	102.9	115.6	(199.9)	(84.3)
Operating margin			1.9%	41.5%	12.8%		(9.3)%

	Year Ended June 27, 2015
	Network and Service Enablement		Network and Service Enablement	Optical Security and Performance Products	Total Segment Measures	Reconciling Items	Consolidated GAAP Measures
	Network Enablement	Service Enablement
Net revenue	$506.8	$174.3	$681.1	$192.8	$873.9	$—	$873.9

Gross profit	333.9	119.2	453.1	104.3	557.4	(37.3)	520.1
Gross margin	65.9%	68.4%	66.5%	54.1%	63.8%		59.5%

Operating income (loss)			(0.1)	68.1	68.0	(143.8)	(75.8)
Operating margin			—%	35.3%	7.8%		(8.7)%

	Years Ended
	July 2, 2016	June 27, 2015
Corporate reconciling items impacting gross profit:
Total segment gross profit	$572.2	$557.4
Stock-based compensation	(4.8)	(4.2)
Amortization of intangibles	(17.3)	(31.9)
Other charges unrelated to core operating performance	(0.4)	(1.2)

GAAP gross profit	$549.7	520.1

Corporate reconciling items impacting operating income (loss):
Total segment operating income	$115.6	$68.0
Stock-based compensation	(42.4)	(47.5)
Amortization of intangibles	(31.9)	(51.4)
Impairment of goodwill	(91.4)	—
Other charges unrelated to core operating performance	(23.7)	(18.1)
Restructuring and related charges	(10.5)	(26.8)

GAAP operating income (loss) from continuing operations	$(84.3)	$(75.8)

(1)	During the fiscal years ended July 2, 2016 and June 27, 2015, other charges unrelated to core operating performance primarily consisted of Viavi-specific incremental charges for professional fees and additional personnel costs to complete the separation as well as transformational initiatives such as the implementation of simplified automated processes, site consolidations, reorganizations, and the insourcing or outsourcing of activities. Additionally, during the fiscal year ended July 2, 2016, the Company incurred an $8.4 million non-recurring charge related to a court decision impacting our U.K. pension obligation and $3.5 million of non-recurring incremental severance and related costs upon the exit of a key executive.

The preliminary financial schedules are estimated based on our current information.

3

VIAVI SOLUTIONS INC.

RECONCILIATION OF GAAP MEASURES FROM CONTINUING OPERATIONS TO NON-GAAP MEASURES

(in millions, except per share data)

(unaudited)

PRELIMINARY

The following tables reconcile GAAP measures from continuing operations to non-GAAP measures:

	Years Ended
	July 2, 2016		June 27, 2015
	Net income (loss)	Diluted EPS	Net income (loss)	Diluted EPS
GAAP measures from continuing operations	$(50.4)	$(0.22)	$(131.4)	$(0.57)
Items reconciling GAAP net loss and EPS from continuing operations to non-GAAP net income and EPS:
Related to cost of revenues:
Stock-based compensation	4.8	0.02	4.2	0.02
Other charges unrelated to core operating performance (1)	0.4	—	1.2	0.01
Amortization of acquired technologies	17.3	0.07	31.9	0.13

Total related to gross profit	22.5	0.09	37.3	0.16

Related to operating expenses:
Research and development:
Stock-based compensation	8.4	0.04	8.1	0.03
Other charges unrelated to core operating performance (1)	3.7	0.02	3.8	0.02
Selling, general and administrative:
Stock-based compensation	29.2	0.12	35.2	0.15
Other charges unrelated to core operating performance (1)	19.6	0.08	13.1	0.06
Impairment of goodwill (2)	91.4	0.39	—	—
Amortization of other intangibles	14.6	0.06	19.5	0.08
Restructuring and related charges	10.5	0.04	26.8	0.11

Total related to operating expenses	177.4	0.75	106.5	0.45

Gain on sale of investments (3)	(71.6)	(0.30)	(0.1)	—
Non-cash interest expense and other income	26.6	0.11	23.1	0.10
Income taxes	(14.5)	(0.06)	8.6	0.04

Total related to net income and EPS	140.4	0.59	175.4	0.74

Non-GAAP measures from continuing operations	$90.0	$0.38	$44.0	$0.19

Shares used in per share calculation for Non-GAAP EPS		237.3		236.8

(1)	During the fiscal years ended July 2, 2016 and June 27, 2015, other charges unrelated to core operating performance primarily consisted of Viavi-specific incremental charges for professional fees and additional personnel costs to complete the separation as well as transformational initiatives such as the implementation of simplified automated processes, site consolidations, reorganizations, and the insourcing or outsourcing of activities. Additionally, during the fiscal year ended July 2, 2016, the Company incurred an $8.4 million non-recurring charge in the fourth quarter related to a court decision impacting our U.K. pension obligation and $3.5 million of non-recurring incremental severance and related costs upon the exit of a key executive in the first quarter.

(2)	During the fiscal quarter and year ending July 2, 2016, the Company recorded a $91.4 million goodwill impairment charge related to our Service Enablement segment as a result of the annual impairment test required under U.S. GAAP. This is a non-cash charge and has no direct effect on the Company’s current cash balance or operating cash flows.
(3)	During the fiscal quarter and year ending July 2, 2016, the Company sold 2.0 million shares and 4.5 million shares, respectively, of the 11.7 million shares of Lumentum common stock which was retained as part of the separation of Lumentum. The Company recognized a realized gain of $31.8 million and $71.5 million, respectively.

The preliminary financial schedules are estimated based on our current information.

Investors Contact:    Bill Ong, 408-404-4512; bill.ong@viavisolutions.com

Press Contact:           Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com

Source: Viavi